Exhibit 5.1

1271 Avenue of the Americas New York, New York 10020-1401 Tel: +1.212.906.1200 Fax: +1.212.751.4864 www.lw.com FIRM / AFFILIATE OFFICES

	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
November 17, 2022	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Shanghai
	Hong Kong	Silicon Valley
	Houston	Singapore
	London	Tel Aviv
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

American Superconductor Corporation

114 East Main Street

Ayer, Massachusetts 01432

Re:	Post-Effective Amendment No. 1 to Registration Statements on Form S-8 (File Nos. 333-145685, 333-170286, 333-183075, 333-197971, 333-213850, and 333-233531)

To the addressee set forth above:

We have acted as special counsel to American Superconductor Corporation, a Delaware corporation (the “Company”), in connection with the filing of Post-Effective Amendment No. 1 to Registration Statements on Form S-8 (File Nos. 333-145685, 333-170286, 333-183075, 333-197971, 333-213850, and 333-233531) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 17, 2022 (together, the “Post-Effective Amendment”) relating to up to an aggregate of 5,230,000 shares of common stock, par value $0.01 per share (the “Shares”), that may become issuable under the Company’s 2022 Stock Incentive Plan (the “2022 Plan”) that were previously issuable under the Company’s 2007 Stock Incentive Plan. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Post-Effective Amendment or the related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and we express no opinion with respect to any other laws.

November 17, 2022

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients thereof, and have been issued by the Company for legal consideration in excess of par value in the circumstances contemplated by and pursuant to the 2022 Plan, and assuming in each case that the individual issuances, grants or awards under the 2022 Plan are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the 2022 Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares in the DGCL.

This opinion is for your benefit in connection with the Post-Effective Amendment and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Post-Effective Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely, /s/ Latham & Watkins LLP